CPB INC.
                             INCENTIVE STOCK OPTION



_________________________, Optionee:

                  CPB Inc. (the "Company"), pursuant to its 1997 Stock Option Plan (the "Plan") has this day granted to you, the Optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                  The details of your option are as follows:

                  1. The total number of shares subject to this option is ____________________ (_____). Subject to the foregoing and the limitations contained herein, this option shall be exercisable with respect to each installment shown below on or after the date of vesting applicable to such installment, as follows:

         Number of Shares                           Date of Earliest
           (Installment)                           Exercise (Vesting)





                  2.   (a)      The exercise price of this option is
_______________ ($_____) per share, which is not less than the fair market value of the Common Stock on the date of the grant of this option, except that, if you own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its affiliates, then such exercise price is not less than one hundred ten percent (110%) of the fair market value of the Common Stock on the date of grant of this option.

                       (b) The exercise price per share shall be paid upon exercise of all or any part of each installment which has become exercisable by you in cash or check payable to the order of the Company at the time the option is exercised.


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                  3.       The minimum number of shares with respect to which
this option may be exercised at any one time is fifty (50) except as to an installment subject to exercise, as set forth in paragraph 1, which amounts to fewer than fifty (50) shares, in which case, as to the exercise of that installment, the number of shares in such installment shall be the minimum number of shares.
This option may not be exercised so as to purchase fractional shares.

                  4. The Company may require any optionee, or any person to whom an option is transferred under paragraph 8, as a condition of exercising the option, to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock; provided, however, that the requirement of providing such written assurances, and any assurances given pursuant to the requirement, shall be inoperative if the shares issuable upon exercise of this option are then registered under the Securities
Act of 1933, as amended (the "Act"), or, if such shares are not then so registered, counsel to the Company has determined that such written assurances are not required in the circumstances under the then applicable federal or state securities laws.

                  5. The term of this option commences on the date hereof and, unless sooner terminated as set forth below or in the Plan,
terminates on ________________.   This option shall terminate prior
to the expiration of its term as follows: three (3) months after the termination of your employment (including retirement at age sixty-five (65)) with the Company and its subsidiaries for any reason, unless (a) such termination of employment is due to your permanent and total disability (within the meaning of Section 22(e)(3) of the Code), in which case the option shall terminate on the earlier of (i) the termination date set forth above or (ii) the later of (A) __________ months after such termination date (which date shall not exceed one (1) year following such termination of employment or (B) in the event you die during the one (1) year period following such termination, ___________ months following the date of your death (which date shall be no later than one (1) year after your death; (b) such termination of employment is due to your death, in which case the option shall terminate on the earlier of the termination date set forth above or _________ months following such termination (which date shall not exceed one (1) year after your death); or (c) such termination of employment is for cause (as defined in the Plan) whereupon this option terminates immediately (except that such termination may be waived by the Board of Directors. In the event of your termination of employment other than for disability, death

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or cause, and in the event you die within the three (3) month period described above, this option may be exercised after your death during the one year period commencing with your termination of employment by the person or persons to whom your rights under this option pass by will or by the laws of descent and distribution. However, in any and all circumstances, this option may be exercised following termination of employment only as to that number of shares as to which it was exercisable on the date of termination of employment under the provisions of paragraph 1 of this option.

                  6. This option may be exercised, to the extent specified above, by delivering ten (10) days' written notice of exercise together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subparagraph 5(g) of the Plan.

                  7. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

                  8. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

                  9. This option is subject to all the provisions of the Plan, a copy of which is attached hereto, and its provisions are hereby made a part of this option, including without limitation, the provisions of paragraph 5 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

                  10. The Company is not providing you with advice, warranties, or representations regarding any of the legal or tax effects to you with respect to this grant. You are encouraged to seek legal and tax advice from your own legal and tax advisers as soon as possible.


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                  11.      By accepting this grant and the shares of Common
Stock covered thereby, and by signing this instrument, you acknowledge that you are familiar with the terms of the grant and the Plan, that you have been encouraged by the Company to discuss the grant and the Plan with your own legal and tax advisers, and that you agree to be bound by the terms of the grant and the Plan.

                  12. You acknowledge that federal and state income and payroll tax may apply upon certain events related to the shares acquired upon exercise of this option. You agree that such withholding may be accomplished with respect to the cash compensation (if any) due to you from the Company. If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Company) to satisfy the full withholding obligation, you agree that at the election of the Company either:
(a) you will pay over to the Company the amount of cash or, if permitted by applicable law and acceptable to the Company, property with a value necessary to satisfy such remaining withholding obligation on the date the option is exercised or at a time thereafter specified in writing by the Company; or (b) the Company may if permitted by applicable law withhold an amount of optioned shares equal in value (as of the date of option exercise) to the amount of the remaining withholding obligation. Upon due notice from you and if permitted by applicable law, the Company may satisfy the entire withholding obligation by withholding shares as provided in (b) above in lieu of withholding from your cash compensation.

                  Dated this ____ day of _______________.

                                  Very truly yours,

                                  CPB Inc.



                                  By_________________________
                                  Duly authorized on behalf of
                                  the Board of Directors


The undersigned:

                  (a) Acknowledges receipt of the foregoing option and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and


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                  (b)      Acknowledges that as of the date of grant of
this option, it sets forth the entire understanding between the undersigned Optionee and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject.


                                  ______________________________
                                  Optionee

                                  Address:_______________________

                                  _______________________________

Attachments:

CPB Inc. 1997 Stock Option Plan

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